Exhibit 2.2

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of December 20, 2021, is entered into by and among LIFE360, INC., a Delaware corporation (“Parent”), TRIUMPH MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), TILE, INC., a Delaware corporation (the “Company”), and FORTIS ADVISORS LLC, a Delaware limited liability company, as the Securityholders’ Agent and amends the Agreement and Plan of Merger, dated as of November 21, 2021 (the “Merger Agreement”) by and among Parent, Merger Sub, the Company and the Securityholders’ Agent. Capitalized terms used, but not defined, herein have the meanings set forth in the Merger Agreement.

RECITALS

WHEREAS, pursuant to Section 1.3(a) of the Merger Agreement, the Closing is required to occur no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8, or at such other time and/or date as Parent and the Company may jointly designate.

WHEREAS, Parent and the Company have agreed to a Closing Date of no later than January 5, 2022, provided that (i) Parent agrees to be responsible for certain expenses incurred by the Company from the Company Closing Deliverables Completion Date (as defined below) until the Closing, and (ii) the parties agree to amend certain closing conditions to have a cut-off date of December 20, 2021, all as more fully set forth in this Amendment.

WHEREAS, pursuant to Section 11.12 of the Merger Agreement, prior to the Closing Date, any amendment to the Merger Agreement requires the written consent of the Company, Parent, Merger Sub, and the Securityholders’ Agent.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the foregoing recitals and mutual promises set forth herein, the sufficiency of which is acknowledged by the undersigned, Parent, Merger Sub, the Company and the Securityholders’ Agent hereby agree to amend the Merger Agreement as follows:

1. Recitals. The foregoing Recitals are incorporated herein by reference.

2. Amendment of Section 1.3 of the Merger Agreement. Section 1.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“1.3 Closing; Merger

(a) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025 at 10:00 a.m. (Pacific time), or remotely via the electronic exchange of executed documents and other closing deliverables, on the later of (i) the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) January 5, 2022 or (iii) such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date.”

(b) Merger. On the Closing Date, Merger Sub and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”) and file the same with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time”.

(c) Company Closing Deliverables. On the dates designated herein, the Company shall deliver the following agreements and documents to Parent:

(i) on or before December 20, 2021, evidence that this Agreement has been duly adopted and approved by the Required Merger Stockholder Votes, and such adoption and approval has not been withdrawn rescinded or otherwise revoked;

(ii) on or before December 20, 2021, agreements, in form and substance reasonably satisfactory to Parent, terminating the agreements identified on Schedule 4.8(a), to be effective as of the Closing Date;

(iii) on or before December 31, 2021, the Company Closing Certificate;

(iv) on or before December 31, 2021, a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the date provided (such spreadsheet, supporting documentation and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):

(1) (A) the aggregate amount of all Company Transaction Expenses, together with a detailed breakdown thereof and payment instructions, as applicable; (B) the Closing Indebtedness Amount, together with a detailed breakdown thereof and payment instructions, as applicable; (C) the Aggregate Exercise Price; (D) the Closing Cash Amount; (E) the Closing Net Working Capital Shortfall Amount; (F) the Closing Net Working Capital Excess Amount; (G) the Closing Cash Consideration Percentage and the Closing Stock Consideration Percentage; (H) the resulting calculation of the Adjustment Amount, the Adjusted Closing Cash Consideration, the Closing Stock Consideration Amount, the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the

Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share and the Common-Equivalents Stock Per Share; (I) the Pro Rata Share of each Effective Time Holder; (J) the Pro Rata Share (Common-Equivalents) of each Common-Equivalents Holder; and (K) whether each Effective Time Holder will be paid by the Payment Agent or through the Surviving Corporation’s payroll agent;

(2) with respect to each Person who is a holder of Outstanding Capital Stock: (A) the name and e-mail address of record of each such holder; (B) the number of shares of Outstanding Capital Stock of each class and series held by each such holder; (C) the consideration that each such holder is entitled to receive pursuant to Section 1.5; (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount; (E) the net cash amount to be paid to each such holder by the Payment Agent in accordance with Section 1.11 (after deduction of any amounts to be contributed to the Indemnity Escrow Fund, the Adjustment Escrow Fund and the Expense Fund by such holder); and (F) the number of shares of Parent Common Stock to be issued to such holder by the Payment Agent in accordance with Section 1.12 (after deduction of the number of shares of Parent Common Stock to be contributed to the Indemnity Escrow Fund);

(3) with respect to each Person who is a holder of an Outstanding Option: (A) the name and e-mail address of record of such holder; (B) the exercise price per share (or deemed exercise price per share) and the number of shares of Company Common Stock subject to such Outstanding Options; (C) the consideration that such holder is entitled to receive pursuant to Section 1.8; and (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount;

(4) with respect to each Person who is a holder of an Outstanding Company Warrant: (A) the name and e-mail address of record of such holder; (B) the exercise price per share, if any, and the number of shares and class of Company Capital Stock subject to such Outstanding Company Warrant; (C) the consideration that such holder is entitled to receive pursuant to Section 1.9; and (D) such holder’s Indemnity Escrow Fund Contribution Amount, Adjustment Escrow Fund Contribution Amount and Expense Fund Contribution Amount; and

(5) documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(v) on or before December 20, 2021, the Certificate of Merger, duly executed by the Company;

(vi) on or before December 20, 2021, a certificate duly executed by the Secretary of the Company and dated as of the date provided, certifying and attaching: (A) the Organizational Documents of the Company; and (B) the resolutions adopted by the board of directors of the Company and the stockholders of the Company representing the Required Merger Stockholder Votes, in each case to authorize and adopt this Agreement, the Merger and the other transactions contemplated hereby;

(vii) on or before December 20, 2021, written resignations duly executed by each officer and member of the board of directors (or analogous governing body) of the Company, such resignations to be effective as of the Closing;

(viii) on or before December 20, 2021, (A) with respect to all Disqualified Individuals, copies of duly executed Parachute Payment Waiver Agreements by and between the Company and the applicable Disqualified Individual, and (B) evidence of the outcome of the vote of the stockholders of the Company regarding whether to approve any Section 280G Payment that may be payable to a Disqualified Individual, where, if approved by stockholders of the Company holding the number of shares of Company Capital Stock required under Section 280G in order for such Section 280G Payments not to be deemed parachute payments under Section 280G, such approval would comply with all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G (Parent shall use commercially reasonable efforts to provide comments to IRC 280G information statement within forty-eight (48) hours of receipt from Company);

(ix) on or before December 20, 2021, a certificate duly executed by an authorized officer of the Company, stating that the Company Capital Stock does not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), together with a properly executed notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), which Parent shall be authorized to deliver to the IRS on behalf of the Company (including the Surviving Corporation) following the Closing;

(x) on or before December 20, 2021, customary payoff letters with respect to the discharge or payment in full of the Indebtedness identified on Schedule 1.3(c)(x) (the “Pay-Off Indebtedness”) which shall reflect the payment that would have been due in full had the Closing occurred on the Company Closing Deliveries Completion Date (as defined below), and which shall also reflect the payment that will be due in full if the Closing occurs on January 5, 2022. Parent shall be responsible (without any impact to the Merger Consideration) for 50% of any interest accruing on such Pay-Off Indebtedness between the Company Closing Deliveries Completion Date and the Closing Date;

(xi) on or before December 20, 2021, unless Parent provides the Company an Election Notice to the contrary in accordance with Section 4.6, evidence reasonably satisfactory to Parent as to the adoption by the board of directors of the Company of resolutions to terminate effective as of the Closing, any Company 401(k) Plans or other Company Employee Plans pursuant to Section 4.6;

(xii) on or before December 20, 2021, certificates of good standing from the Office of the Secretary of State of the State of Delaware, the Registrar of Companies for England and Wales, and the applicable Governmental Body in each other jurisdiction in which the Company and each of its Subsidiaries is incorporated or formed or otherwise is qualified to do business, dated as of a date no earlier than December 12, 2021, certifying that the Company and each of its Subsidiaries is in good standing and that all applicable Taxes and fees of the Company and each of its Subsidiaries through such certification date have been paid;

(xiii) on or before the Closing, all Consents set forth in Schedule 1.3(c)(xiii), in each case, in form and substance reasonably satisfactory to Parent and duly executed and in full force and effect;

(xiv) on or before December 20, 2021, the Escrow Agreement, duly executed by the Securityholders’ Agent, to be effective as of the Closing Date;

(xv) on or before December 20, 2021, evidence, in form and substance reasonably satisfactory to Parent, of the termination of each Affiliate Arrangement, except for the Affiliate Arrangements set forth on Schedule 1.3(c)(xv), without Liability of the Company (including the Surviving Corporation), any of its Subsidiaries, Parent and its Affiliates thereunder from and after the Closing;

(xvi) on or before December 20, 2021, evidence, in form and substance reasonably satisfactory to Parent, that the D&O Tail Policy has been obtained and will be in full force and effect as of the Closing Date;

(xvii) on or before December 20, 2021, a Joinder Agreement, duly executed by at least 95% of the Company stockholders, with such 95% calculation based on shares of Company Capital Stock held by such Persons, each to be effective as of the Closing Date; and

(xviii) on or before December 20, 2021, a lockup agreement, in the form attached hereto as Exhibit F (each, a “Lock-Up Agreement”) duly executed by at least 95% of the Company stockholders, who are receiving shares of Parent Common Stock, with such 95% calculation based on shares of Company Capital Stock held by such Persons, each to be effective as of the Closing Date.

For purposes hereof, “Company Closing Deliverables Completion Date” means the later of (a) December 20, 2021 and (b) the date the Company completes the matters set forth in this Section 1.3(c) (excluding the matters set forth in Sections 1.3(c)(iii), 1.3(c)(iv), and 1.3(c)(xiii)).”

(d) Parent Closing Deliverables. On or before December 20, 2021, Parent shall deliver to the Company and to the Securityholders’ Agent:

(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent, to be effective as of the Closing Date;

(ii) the Joinder Agreements, duly executed by Parent, to be effective as of the Closing Date; and

(iii) the Lock-Up Agreements, duly executed by Parent, to be effective as of the Closing Date.”

3. Amendment of Section 1.12(a) of the Merger Agreement. Section 1.12(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a)

Company Estimated Closing Statement. On or before December 31, 2021, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”); (ii) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”); (iii) the Aggregate Exercise Price (the “Estimated Aggregate Exercise Price”); (iv) the Closing Cash Amount (the “Estimated Closing Cash Amount”); (v) the Closing Net Working Capital Shortfall Amount (the “Estimated Closing Net Working Capital Shortfall Amount”); (vi) the Closing Net Working Capital Excess Amount (the “Estimated Closing Net Working Capital Excess Amount”); and (vii) the resulting calculation of the Adjustment Amount (the “Estimated Adjustment Amount”), the Adjusted Closing Cash Consideration (the “Estimated Adjusted Closing Cash Consideration”), the Series A Cash Per Share, the Series A Stock Per Share, the Series B Cash Per Share, the Series B Stock Per Share, the Series B-1 Cash Per Share, the Series B-1 Stock Per Share, the Series C Cash Per Share, the Series C Stock Per Share, the Series C-1 Cash Per Share, the Series C-1 Stock Per Share, the Common-Equivalents Cash Per Share (the “Estimated Common-Equivalents Cash Per Share”) and the Common-Equivalents Stock Per Share (the “Estimated Common-Equivalents Stock Per Share”). The Estimated Closing Statement and the calculations thereunder shall be prepared and calculated by the Company in good faith and in accordance with the definitions set forth in this Agreement.”

4. Amendment of Section 4.10 of the Merger Agreement.

(a) The parties hereto have agreed to amend the language of Section 4.10(a) to remove “[a]t least five (5) Business Day prior to the Closing Date” and to replace the same with “On or before December 20, 2021” with respect to the documents required to be delivered thereunder.

(b) The parties hereto have agreed to amend the language of Section 4.10(b) to remove “[a]t least five (5) Business Day prior to the Closing Date” and to replace the same with “On or before December 31, 2021” with respect to the documents required to be delivered thereunder.

5. Amendment to Section 7.1 of the Merger Agreement. Section 7.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Each of: (a) the Company representations and warranties set forth in Section 2.1 (Due Organization; Organizational Documents) (solely as it relates to the Company and not the Subsidiaries), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.21(a) (Non-Contravention; Consents) and Section 2.27 (Brokers) shall be true and correct in all respects (after giving effect to any materiality, Material Adverse Effect or similar qualification) as of December 20, 2021 as if made at or as of December 20, 2021, other than any such Company representation set forth therein that by their terms are made as of a specific earlier date, which shall be true and correct in all respects as of such earlier date; (b) the Company representations set forth in Section 2.1 (Due Organization; Organizational Documents) (solely as it relates to the Company’s Subsidiaries) and as set forth in Section 2.2 (Capital Structure) shall be true and correct other than with respect to de minimis inaccuracies (after giving effect to any materiality, Material Adverse Effect or similar qualification) as of December 20, 2021 as if made at and as of December 20, 2021, other than any such Company representations set forth therein that by their terms are made as of a specific earlier date, which shall be true and correct in all respects other than de minimis inaccuracies as of such earlier date; and (c) the other representations and warranties made by the Company contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality, Material Adverse Effect or other similar qualifications therein) as of December 20, 2021 as if made at and as of December 20, 2021, other than any such representations and warranties herein that by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date.”

6. Amendment to Section 7.3 of the Merger Agreement. Section 7.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Since the date of this Agreement and continuing through December 20, 2021, there shall not have occurred any Material Adverse Effect.”

7. Amendment to Section 7.7 of the Merger Agreement. Section 7.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Parent shall have received the deliverables contemplated by Section 1.3(c) to be delivered by the Company at or prior to the Closing.”

8. Amendment to Definitions set forth in Exhibit A of the Merger Agreement.

(a) Amendment to the Definition of Closing Cash Amount. The definition of Closing Cash Amount as set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Closing Cash Amount” means the aggregate amount of outstanding Cash as of December 31, 2021.”

(b) Amendment to the Definition of Closing Indebtedness Amount. The definition of Closing Indebtedness Amount as set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Closing Indebtedness Amount” means the aggregate amount of outstanding Indebtedness as of December 31, 2021.”

(c) Amendment to the Definition of Closing Net Working Capital. The definition of Closing Net Working Capital as set forth in Exhibit A of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Closing Net Working Capital” means an amount (which may be negative) equal to the Current Assets minus the Current Liabilities as of the close of business on December 31, 2021.”

9. The parties hereto agree and acknowledge that the obligations of Parent and Merger Sub to cause the transactions contemplated by the Merger Agreement to be consummated remain subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the conditions specified in Article 7 of the Merger Agreement after giving effect to the amendments thereto specified in this Amendment.

10. Parent Obligations with Respect to Pre-Closing Payroll Taxes. Transaction Payroll Taxes shall be calculated as of December 20, 2021. Any additional Transaction Payroll Taxes resulting from the Closing occurring after such date shall have no impact on the Merger Consideration.

11. Delays. If the Company does not complete the matters set forth above in the amended and restated Section 1.3(c) of the Merger Agreement by December 20, 2021 (excluding the delivery of the Company Closing Certificate and the Merger Consideration Certificate, which are to be delivered on or before December 31, 2021, and the deliverables set forth in the amended and restated Section 1.3(c)(xiii) of the Merger Agreement, which are to be delivered on or before Closing), all references above to December 20, 2021 shall be automatically revised to reflect the date upon which the last matter is satisfied.

12. Representations and Warranties. Each of Parent, Merger Sub, the Company and the Securityholders’ Agent represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its Board of Directors or Board of Managers, as applicable, and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by all other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

13. No Other Modification or Amendment; Continuing Effect of Merger Agreement. The Merger Agreement shall not be modified or otherwise amended in any respect except as expressly set forth herein. The Merger Agreement shall remain in full force and effect as amended hereby.

14. Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

15. Counterparts. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Amendment.

[Signature Page Follows]

The parties hereto have caused this Amendment to be executed and delivered as of the date first written above.

LIFE360, INC.

By:	/s/ Russell Burke
Name:	Russell Burke
Title:	Chief Financial Officer

TRIUMPH MERGER SUB, INC.

By:	Russell Burke
Name:	Russell Burke
Title:

TILE, INC.

By:	Charles “CJ” Prober
Name:	Charles “CJ” Prober
Title:	CEO

FORTIS ADVISORS LLC,
in its capacity as Securityholders’ Agent

By:	Ryan Simkin
Name:	Ryan Simkin
Title:	MD

[Signature Page to First Amendment to Agreement and Plan of Merger]